UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2014

CYPRESS ENERGY PARTNERS, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	001-36260	61-1721523
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation or Organization)	File Number)	Identification Number)

5727 S. Lewis Avenue, Suite 500
Tulsa, Oklahoma 74105
(Address of principal executive offices, including zip code)

(918) 748-3900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Underwriting Agreement

On January 14, 2014, Cypress Energy Partners, L.P. (the “Partnership”) entered into an Underwriting Agreement (the “Underwriting Agreement”), by and among the Partnership, Cypress Energy Partners GP, LLC (the “General Partner”), Cypress Energy Partners, LLC (“OLLC”), Cypress Energy Holdings, LLC (“Holdings”), Cypress Energy Holdings II, LLC (“Holdings II”) and Cypress Energy Partners – TIR, LLC (“CEP TIR” and, together with the Partnership, the General Partner, OLLC, Holdings and Holdings II, the “Partnership Parties”) and Raymond James & Associates, Inc., Robert W. Baird & Co. Incorporated, Stifel, Nicolaus & Company, Incorporated and BMO Capital Markets Corp., as representatives of the several underwriters named therein (the “Underwriters”), providing for the offer and sale by the Partnership (the “Offering”), and purchase by the Underwriters, of 3,750,000 common units representing limited partner interests in the Partnership at a price to the public of $20.00 per common unit ($18.70 per common unit, net of underwriting discounts). Pursuant to the Underwriting Agreement, the Partnership also granted the Underwriters an option for a period of 30 days (the “Option”) to purchase up to an additional 562,500 common units (the “Additional Units”). On January 17, 2014, the Underwriters exercised the Option in full.

The material terms of the Offering are described in the prospectus, dated January 14, 2014 (the “Prospectus”), filed by the Partnership with the United States Securities and Exchange Commission (the “Commission”) on January 15, 2014 pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (File No. 333-192328), initially filed by the Partnership on November 13, 2013.

The Underwriting Agreement contains customary representations, warranties and agreements of the Partnership Parties, and customary conditions to closing, obligations of the parties and termination provisions. The Partnership Parties have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect of those liabilities.

The Offering closed on January 21, 2014. The Partnership received proceeds (net of underwriting discounts and structuring fees but before offering expenses) from the Offering of approximately $80.2 million. As described in the Prospectus, all of the net proceeds from the sale of the common units and Additional Units will be distributed to Holdings II as reimbursement for certain capital expenditures it incurred with respect to assets contributed to the Partnership.

As more fully described under the caption “Underwriting” in the Prospectus, certain of the Underwriters may from time to time in the future provide investment banking and financial advisory and other financial services in the ordinary course of their business for the Partnership and its affiliates for which they may receive customary fees and expenses.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Directors

Effective, January 15, 2014, Henry Cornell, Philip Gisi, John T. McNabb II and Charles C. Stephenson, Jr. became members of the Board of Directors of our General Partner (the “Board”). Mr. Cornell serves as member of the Board’s audit committee. Mr. McNabb serves as member and chairman of both the Board’s audit committee and conflicts committee. There are no arrangements or understandings between Messrs. Cornell, Gisi, McNabb and Stephenson and any other person pursuant to which Messrs. Cornell, Gisi, McNabb and Stephenson were appointed to the Board. Messrs. Cornell, Gisi, McNabb and Stephenson have no direct or indirect material interest in any transaction or series of similar transactions contemplated by Item 404(a) of Regulation S-K.

Messrs. Cornell, Gisi, McNabb and Stephenson will each receive an annual compensation package, which will initially consist of $100,000 in annual cash compensation, payable in quarterly amounts of $25,000, and $25,000 in annual equity-based compensation, which is granted under our 2013 Long-Term Incentive Plan. In addition, Mr. McNabb will receive additional annual cash retainers of $5,000 and $7,500 for his service as chairman of the conflicts committee and audit committee, respectively.

Further, Messrs. Cornell, Gisi, McNabb and Stephenson will each be indemnified for his actions associated with being a director to the fullest extent permitted under Delaware law and will be reimbursed for all expenses incurred in attending to their duties as directors.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of the Exhibit
1.1	Underwriting Agreement dated as of January 14, 2014 among Cypress Energy Partners, L.P., Cypress Energy Partners GP, LLC, Cypress Energy Partners, LLC, Cypress Energy Holdings, LLC, Cypress Energy Holdings II, LLC and Cypress Energy Partners – TIR, LLC and Raymond James & Associates, Inc., Robert W. Baird & Co. Incorporated, Stifel, Nicolaus & Company, Incorporated and BMO Capital Markets Corp., as representatives of the several underwriters named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cypress Energy Partners, L.P.
	By:	Cypress Energy Partners GP, LLC, its General Partner

Date: January 21, 2014	By:	/s/ G. Les Austin
G. Les Austin
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of the Exhibit
1.1	Underwriting Agreement dated as of January 14, 2014 among Cypress Energy Partners, L.P., Cypress Energy Partners GP, LLC, Cypress Energy Partners, LLC, Cypress Energy Holdings, LLC, Cypress Energy Holdings II, LLC and Cypress Energy Partners – TIR, LLC and Raymond James & Associates, Inc., Robert W. Baird & Co. Incorporated, Stifel, Nicolaus & Company, Incorporated and BMO Capital Markets Corp., as representatives of the several underwriters named therein.